Exhibit 77(q)(1)(e)(26)

                                   SCHEDULE B
                       COMPENSATION FOR SERVICES TO SERIES

      For the services provided by Alliance Capital Management L.P. to the following Series of ING Investors Trust (formerly The GCG Trust), pursuant to the attached Portfolio Management Agreement, the Manager will pay the Portfolio Manager a fee, computed daily and payable monthly, based on the average daily net assets of the Series at the following annual rates of the average daily net assets of the Series:

Series                                                       Fee
------                                                       ---
ING Alliance Mid Cap Growth Portfolio                        0.750% on first $10 million in assets
                                                             0.625% on next $10 million
                                                             0.500% on next $20 million
                                                             0.375% on next $20 million
                                                             0.250% on amounts in excess of $60 million